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                                                                    EXHIBIT 99.1

             [ON PS GROUP HOLDINGS, INC.'S NEW RELEASE LETTERHEAD]



FOR IMMEDIATE RELEASE


                   PS GROUP HOLDINGS, INC. ANNOUNCES SALE OF
               WHOLESALE DIVISION OF FUEL DISTRIBUTION SUBSIDIARY


San Diego, CA, September 16, 1997 -- PS Group Holdings, Inc. (PSGH) announced today that it has entered into an agreement to sell the Wholesale Division of PSGH's fuel distribution subsidiary, PS Trading, Inc. (PST), to Southern Counties Oil Co. with headquarters in Orange, California. The Wholesale Division, which is based in the Sacramento area, sells gasoline and diesel fuels primarily in California, Arizona and Nevada. PST will continue to operate its Dallas based Aviation Division, which sells jet fuel throughout the United States.

PST expects to receive, including post-closing adjustments (which will extend into early-1998), gross receipts of approximately $8 million primarily related to the sale/collection of the Wholesale Division's accounts receivable and the liquidation of fuel inventories. As a result of the sale and realization of accounts receivable and fuel inventories, PST expects to record a third quarter 1997 estimated after-tax loss of approximately $800,000 - $(.13) per share, which includes severance and benefits for employees not receiving an offer of continuing employment and estimated losses on the future collection of accounts receivable which has been indemnified by PST. Due to weakening gasoline and diesel fuel prices, both the Wholesale Division and PST recorded significant operating and net losses in the first half of 1997. Dependent on the level of fuel prices, PST may record a loss from operations prior to the date of the sale of the Wholesale Division (which is not included in the third quarter 1997 loss estimate shown above).

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      CONTACT: LAWRENCE A. GUSKE, PS GROUP HOLDINGS, INC., (619) 642-2982